WINTRUST FINANCIAL CORPORATION
RESTRICTED SHARE UNIT AWARD AGREEMENT
This Restricted Share Unit Award Agreement (herein called the "Agreement") is made and entered into as of January 28, 2021 by and between Wintrust Financial Corporation, an Illinois corporation (the "Company"), and First Name Last Name ("Employee"). The Restricted Share Unit Award (as defined below) is governed by this Agreement and, subject to Paragraph 15(b) below, the Wintrust Financial Corporation 2015 Stock Incentive Plan (the "Plan"). Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.
1.Award of Restricted Share Units. In order to encourage Employee's contribution to the successful performance of the Company, and in consideration of the covenants and promises of Employee herein contained, the Company hereby awards to Employee as of the date first written above (the "Date of Grant"), pursuant to the terms of the Plan, a Restricted Share Unit Award representing the right to acquire xxx shares of Common Stock, subject to the conditions, restrictions and limitations set forth below and in the Plan (the "Restricted Share Unit Award"). Employee hereby acknowledges and accepts such grant and agrees to acquire the Restricted Share Unit Award and the shares of Common Stock covered thereby upon such terms and subject to such conditions, restrictions and limitations, subject to Paragraph 15(b) below.
2.Vesting
(a)    Subject to the termination of the Restricted Share Unit Award pursuant to Paragraph 3 below, or the acceleration of the vesting of the Units (as hereinafter defined) covered pursuant to Paragraphs 2(b) and 2(c), below, on January 28, 2024 (the "Vesting Date"), Employee shall become fully vested in the total number of Units set forth above, and such Units shall become Vested Units (as hereinafter defined).
(b)In all events, Employee shall become vested in all Units not yet vested under this Agreement, and such Units shall become Vested Units, no later than the earliest of (i) January 28, 2024, (ii) the date of termination upon Employee's Disability (as hereinafter defined), death, Retirement or termination of Employee's employment by Employee for Good Reason (as hereinafter defined), (iii) the date of termination of Employee's employment by Company without Cause (as hereinafter defined) or for Good Reason following a Change in Control (as defined in the Plan as in effect as of the date of this Agreement), or (iv) upon the occurrence of a Change in Control pursuant to which the Units are not replaced with a Replacement Award; all provided, however, that in the event of the Employee’s Retirement, the number of Units that become Vested Units shall be pro-rated based on the number of days between the Date of Grant and the date of Employee’s Retirement as compared to the total number of days between the Date of Grant and January 28, 2024.
(c)Notwithstanding the provisions of Paragraphs 2(a) and 2(b) above, and Paragraph 3, below, Employee shall become vested in any or all Units covered by the Restricted Share Unit Award at an earlier date than provided in Paragraphs 2(a) and 2(b) above, and Paragraph 3 below, if the Committee expressly so determines, in its sole discretion.

    3.    Effect of Certain Events. If Employee's employment with the Company is (i)
terminated by the Company for any reason (with or without Cause) prior to a Change in Control, (ii) terminated by the Company for Cause following a Change in Control or (iii) terminated by Employee without Good Reason and not due to Retirement at any time, in each case, prior to the first date upon which the shares covered by the Restricted Share Unit Award shall have become Vested Units pursuant to Paragraph 2 above, then the Restricted Share Unit Award and Employee's right to receive shares hereunder (other than as to Units which are Vested Units at the date of termination) shall terminate, without any payment of consideration by the Company to Employee, unless expressly determined otherwise by the Committee, in its sole discretion.
    4.    Restrictions on Transfer. The Restricted Share Unit Award granted hereunder to
Employee may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise. No right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.
    5.    Delivery of Shares.
(a)Not more than forty (40) days after the Vesting Date, the Company shall deliver to Employee one (1) share of Common Stock for each Unit which became a Vested Unit on the Vesting Date.
(b)Within forty (40) days after the Units shall become Vested Units pursuant to Paragraphs 2(b) or (c) above, the Company shall deliver to Employee one (1) share of Common Stock for each Unit covered by the Restricted Share Unit Award which has become a Vested Unit but only with respect to which a share of Common Stock has not yet been delivered.
    6.    Withholding Tax Requirements. Prior to the date on which shares of Common
Stock are to be delivered pursuant to Paragraph 5 above, the Company shall deliver to Employee a notice specifying such amounts as Employee is required to pay to satisfy applicable tax withholding requirements. In the event that the Company does not exercise its right to withhold shares of Common Stock at the time of vesting to cover such tax withholding requirements as provided in the Plan, Employee hereby agrees that Employee shall either: (i) deliver to the Company by the due date specified in such notice a check equal to the amount set forth in such notice, or (ii) make other appropriate arrangements acceptable to or required by the Company to satisfy such tax withholding requirements. Failure by Employee to comply with the foregoing shall entitle the Committee, in its sole discretion, to authorize the sale of a sufficient number of shares of Common Stock owned by Employee in order to satisfy such withholding requirements. Any determination by the Company with respect to the withholding of shares of Common Stock to satisfy the exercise price shall be made by the Committee if the Employee is subject to Section 16 of the Securities Exchange Act of 1934, as amended.
    7.    Sale and Issuance of Common Stock. Employee agrees that Employee shall not sell Award Shares (as hereinafter defined), and that the Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company reasonably determines that such sale or delivery would violate any applicable law, rule or regulation of any governmental authority or any applicable rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. In the event of any such restriction (other than one due to insider trading issues), the Company shall take all such action as may be necessary or appropriate to eliminate such restriction at the earliest practicable date.
8.Non-Solicitation. Employee understands and acknowledges that the Company, its Subsidiaries and affiliates (collectively, "Wintrust"), has expended and continues to expend significant time and resources in recruiting, training and retaining Employee and its employees and in the development of valuable business relationships with its consultants and agents, the loss of which would cause significant and irreparable harm to Wintrust. During Employee's employment with Wintrust and for twelve (12) months thereafter, Employee agrees and covenants not to directly or indirectly hire, solicit, induce or attempt to hire, solicit or induce any employee, consultant, or agent of Wintrust (i) to terminate such person's employment or association with Wintrust or (ii) to become employed by or serve in any capacity by a bank or other financial institution which operates or is planned to operate at any facility which is located within a ten mile radius of any principal office or branch office of Wintrust. This restriction shall not prohibit Employee from hiring a Wintrust employee, consultant or agent in response to a general solicitation to the public. The restrictive covenants in this Agreement are in addition to and do not supersede the restrictive covenants in any other agreement Employee may have with Wintrust.
9.Remedies. Employee acknowledges that compliance with the terms of this Agreement is necessary to protect Wintrust's employment and business relationships and Wintrust's goodwill and that any breach by Employee of this Agreement will cause continuing and irreparable injury to Wintrust for which money damages would not be an adequate remedy. Employee acknowledges that the Company, its Subsidiaries and affiliates are all intended beneficiaries of this Agreement. Employee acknowledges that Wintrust shall be, in addition to any other rights or remedies it may have, entitled to injunctive relieve for any breach by Employee of any part of this Agreement. This Agreement shall not in any way limit the remedies available in law or equity to Wintrust.
10.Limitation of Rights. Nothing contained in this Agreement or the Plan, and no action of the Company with respect hereto, shall confer or be construed to confer on Employee any right to continue in the employment or service of the Company, or affect the right of the Company to terminate the employment or service of Employee at any time for any reason.
11.Prerequisites to Benefits. Neither Employee nor any person claiming through Employee shall have any right or interest in the Units awarded hereunder, unless and until all of the terms, conditions and provisions of this Agreement and the Plan, as amended hereby, which affect Employee or such other person shall have been complied with as specified herein.
12.No Rights as a Stockholder Prior to Delivery, Payment of Dividend Equivalents; Adjustment Employee shall not have any right, title or interest in, or be entitled to vote or receive distributions in respect of, or otherwise be considered the owner of, any of the shares of Common Stock covered by the Restricted Share Unit Award, except to the extent that such shares are Award Shares. The Restricted Share Unit Award shall be subject to adjustment (including, without limitation, as to the number of shares of Common Stock covered by the Award) pursuant to Section 10 of the Plan in connection with the occurrence of any of the events described in Section 10 of the Plan following the Date of Grant.

13.Company Representations. The Company represents and warrants that (a) it is fully authorized by its Board or the Committee (and of any person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (b) the execution, delivery and performance of this Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company or any agreement among holders of its shares and (c) upon the execution and delivery of this Agreement by the Company and Employee, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.
14.Certain Definitions. For purposes of this Agreement, the following additional definitions shall be applicable:
"Award Shares" shall mean shares of Common Stock covered by the Restricted Share Unit Award which have been delivered pursuant to Paragraph 5 above.

“Cause” shall mean:
(i)misappropriation of any funds or property of the Company or its subsidiaries; or
(ii)attempting to obtain any personal profit from any transaction in which the Employee has a personal financial interest, unless the Employee shall have first obtained the consent of the Board;
(iii)material neglect or refusal to perform the duties reasonably assigned to the Employee given the Employee's current job description;
(iv)participating in a course of conduct which is injurious to the Company or its subsidiaries, as interpreted by the Board;
(v)being convicted of a felony;
(vi)being adjudicated a bankrupt;
(vii)suspension due to the direction of any authorized bank regulatory agency; or

(viii)    Employee’s failure to adhere to Wintrust’s corporate codes, policies or procedures with respect to discrimination, harassment, retaliation or conflict of interest (including personal relationships), as in effect from time to time, or engaging in any inappropriate relationship (romantic, sexual or otherwise, and whether or not consensual) with any employee, customer or supplier of Wintrust or any of its affiliates, in which Employee has or could reasonably been regarding as having undue influence or an inherent power imbalance due to Employee’s position or otherwise.
To the extent that there is a dispute arising over the application of the definition of Cause, the Committee or the Board shall have the authority to interpret and apply such definitions in a reasonable manner.

"Disability" shall mean shall mean any mental or physical illness, disability or incapacity that renders Employee unable to perform his/her duties where a) such Disability has been determined to exist by a physician selected by the Company or b) the Company has reasonably determined, based on such physician’s advice, that such disability will continue for 180 days or more within any 365-day period, of which at least 90 days are consecutive. Employee shall cooperate in all respects with the Company if a question arises as to whether he/she has become disabled (including, without limitation, submitting to an examination by a physician or other health care specialist selected by the Company and authorizing such physician or other health care specialist to discuss the Employee’s condition with the Company).
"Good Reason" shall have the following meaning:
(i) a material reduction by Company in the duties and responsibilities of Employee or (ii) a reduction by Company of Employee's "Adjusted Total Compensation" (as hereinafter defined) to (y) less than seventy-five percent (75%) of the Adjusted Total Compensation of Employee for the twelve month period ending as of the last day of the month immediately preceding the month in which the termination for Good Reason occurs, or (z) less than seventy-five percent (75%) of the Employee's Adjusted Total Compensation for the twelve month period ending as of the last day of the month preceding the Date of Grant, whichever is greater.
(A)For the purposes of this Agreement, "Adjusted Total Compensation" means the aggregate base salary earned by the Employee plus the dollar value of all perquisites (i.e., Company provided car, club dues and supplemental life insurance) as estimated by Company in respect of the Employee for the relevant twelve month period. Adjusted Total Compensation shall exclude any bonus payments paid or earned by the Employee.
(B)For the purposes of this Agreement, the Employee will not be deemed to have incurred a termination for Good Reason if there is a general reduction in base salaries and/or perquisites applicable to the President, Chief Executive Officer and all Vice Presidents of Company.
(C)In order to terminate due to Good Reason, the Employee must notify the Company of the occurrence of the event of Good Reason within 30 days of its initial occurrence, the Company shall have 30 days upon receipt of such notice to cure the event that Employee claims constitutes Good Reason and, if not cured, the Employee must terminate employment within 60 days following the expiration of the cure period.

“Retirement” shall mean the termination of an Employee’s employment for any reason other than death, Disability or termination for Cause if it occurs on or after age 65 or on or after age 55 and, as of the date of termination, the sum of the Employee’s attained age as of his/her most recent birthday and the full and completed years of service with the Company (including continuous years of service, if any, with a Subsidiary as of the date such Subsidiary was acquired by the Company) equals or exceeds 75.

A "Unit" covered by the Restricted Share Unit Award shall mean the right to receive, pursuant to the terms of this Agreement, a share of Common Stock, and any other amount or property payable with respect thereto, covered by the Restricted Share Unit Award.
"Vested Units" shall mean units corresponding to shares of Common Stock covered by the Restricted Share Unit Award which at the time in question have become Vested Units pursuant to Paragraph 2 hereof.
15.    Miscellaneous Provisions. For purposes of this Agreement, the following miscellaneous provisions shall be applicable:

(a)Receipt and Review of Plan. Employee acknowledges receipt of a copy of the Plan. Employee further acknowledges notice of the terms, conditions, restrictions and limitations contained in the Plan, and acknowledges the restrictions set forth in this Agreement.

(b)Conflicts. The Company and Employee agree to be bound by all of the terms, conditions, restrictions and limitations of the Plan, as amended and modified by this Agreement. The Company and Employee agree that the Plan may be amended from time to time in accordance with the terms thereof, but no such amendment shall, without Employee's consent, adversely affect the rights specifically granted Employee hereunder or under the Plan. In the event there is a conflict between the Plan and the terms and conditions in this Agreement, this Agreement shall govern unless the terms and conditions of the Plan are more favorable to Employee. If such terms and conditions are more favorable to Employee, then the Company and Employee agree that this Agreement is amended to the extent necessary to enable Employee to gain the benefit of the more favorable terms and conditions of the Plan.

(c)    Successors.
(i)This Agreement is personal to Employee and, except as otherwise provided in Paragraph 4 above, shall not be assignable by Employee otherwise than by will or the laws of descent and distribution, without the written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by Employee's legal representatives.
(ii)This Agreement shall inure to the benefit of and be binding upon Company and its successors. It shall not be assignable except in connection with the sale or other disposition of all or substantially all the assets or business of the Company.
(d)    Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by registered mail to the Company at its office, 9700 West Higgins Road, Rosemont IL 60018, Attn: General Counsel, or at such other address designated by the Company. All notices to Employee or successors shall be delivered to Employee or successors at Employee's address as it then appears on the Company's records.
(e)    Severability. If any provision of this Agreement for any reason should be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion thereof, which remaining provision or portion thereof shall remain in full force and effect as if this Agreement had been adopted with the invalid, illegal or unenforceable provision or portion thereof eliminated.

(f)    Headings. The headings, captions and arrangements utilized in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement.
(g)Equitable Relief. Any dispute or disagreement which shall arise under, as a result of, or in any way shall relate to the interpretation or construction or this Agreement shall be determined by the Committee or by the Board, and any such determination shall be final, binding and conclusive for all purposes.
(h)Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Illinois without reference to conflict of laws principles. This Restricted Share Unit Award is intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be interpreted and construed in a manner that avoids the imposition of additional taxes and penalties under Section 409A of the Code ("409A Penalties") and each vesting hereunder shall be considered a separate payment. In the event the terms of this Agreement would subject Employee to 409A Penalties, the Company and the Employee shall cooperate diligently to amend the terms of the Agreement to avoid and/or minimize such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. Notwithstanding any other provision in this Agreement, if on the date of the Employee's separation from service, within the meaning of Section 409A of the Code (the "Separation Date"), the Employee is a "specified employee," as defined in Section 409A of the Code, then to the extent any amount payable under this Agreement constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, that under the terms of this Agreement would be payable prior to the six-month anniversary of the Separation Date, such payment shall be delayed until the earlier to occur of (A) the first business day after the six-month anniversary of the Separation Date or (B) the first business day after the date of the Employee's death, upon which all amounts that would have been payable during such six-month period of delay will be paid in a single lump sum. Further, notwithstanding any other provision in this Agreement, to the extent the amount payable under this Agreement constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, and the Change in Control under Paragraph 2(b)(b)(iv) does not constitute a "change in control event," within the meaning of Section 409A of the Code, then any Units that vest pursuant to Paragraph 2(b)(iv) shall be settled at the same time as set forth in Section 2(a) or an earlier termination of employment.
(i)This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Illinois without reference to conflict of laws principles. Subject to Paragraph 14(g) above, any action, suit or proceeding arising out of any claim against the Company pursuant to this Agreement shall be brought exclusively in the federal or state courts located in the state in which the Company has its principal business headquarters.
(j)Determinations by Committee. All references in this Agreement to determinations to be made by the Committee shall be deemed to include determinations by any person or persons to whom the Committee may delegate such authority in accordance with the rules adopted thereby.
(k)Entire Agreement; Amendment or Waiver. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only by a written instrument executed by Employee and the Company. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

(1)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.
IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written by an officer of the Company and by Employee.

EMPLOYEE:                    WINTRUST FINANCIAL CORPORATION:

First Name Last Name	Edward J. Wehmer, Founder & CEO

ATTEST:

David A. Dykstra